Employee Certificate
2017 Incentive Plan
RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

_______________________
(“Grantee”)

by Mohawk Industries, Inc. (the “Company”) of

[_____]

restricted stock units convertible into shares of Stock (the “Units”). The Units are granted pursuant to and subject to the provisions of the Mohawk Industries, Inc. 2017 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in Section 2 of the Terms and Conditions, the Units shall vest (become non-forfeitable) in accordance with the following schedule:

Continuous Service	Percent of Units Vested

IN WITNESS WHEREOF, Mohawk Industries, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

MOHAWK INDUSTRIES, INC.

By:

Grant Date:

Employee Certificate
2017 Incentive Plan
TERMS AND CONDITIONS

1. Grant of Units. The Company hereby grants to the Grantee named on page 1 hereof, subject to the restrictions and the terms and conditions set forth in the Plan and in this Certificate, the number of Units indicated on page 1 hereof which represent the right to receive an equal number of shares of the Company’s Stock on the terms set forth in this Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)     as to the percentages of the Units specified on page 1 hereof, the respective Vesting Dates specified on page 1 hereof, provided Grantee is then still providing services to the Company or an Affiliate;

(b) as to all of the Units, the termination of Grantee’s Continuous Service due to death or Disability;

(c) as to all of the Units, the occurrence of a Change in Control, if the Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d) as to all of the Units, the termination of Grantee’s Continuous Service without Cause (or Grantee’s resignation for Good Reason) within one year following the occurrence of a Change in Control, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b) or (d) above or in Section 3 below, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Treatment Upon Retirement. Upon Grantee’s Retirement, the Units shall continue to vest as if Grantee’s Continuous Service had not terminated (in accordance with Section 2 above); provided, however, that if Grantee competes with the Company after his or her Retirement by being employed by, serving as a consultant for, owning or by being employed by, serving as a consultant for, owning or otherwise providing services for a floor covering company or other competitor of the Company, as determined in the sole discretion of the Committee, Grantee’s Units will cease to vest, any of his or her unvested Units shall terminate immediately, and any of his or her vested Units will be settled pursuant to their terms. For purposes of this Certificate, “Retirement” means termination of employment (other than for Cause) with the Company, a Parent or Subsidiary after attaining age sixty (60) with at least ten (10) years of Continuous Service on the date of such termination.

4. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in Sections 2 or 3 above, the Units will be converted to shares of Stock on the later of (i) the Vesting Date, or (ii) the six-month anniversary of Grantee’s separation from service, if Grantee is a “specified employee” of the Company (as defined in Section 409A of Code) as of the date of his termination (the “Conversion Date”). Stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter.

5. Rights as Stockholder. Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Dividends or dividend equivalents will not be paid with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

6. Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to the Units.

7. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the employ of, or provide services to, the Company or any Affiliate.

8. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement may be satisfied by withholding from the settlement of the Units Shares having a fair market value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: Mohawk Industries, Inc., 160 S Industrial Blvd, PO Box 12069, Calhoun, GA 30701, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.